Exhibit 10.1

December 21, 2021

Via email

Eric Salzman

Dear Eric:

This letter agreement, effective as of January 1, 2022, amends and restates the employment offer letter entered into between you and Safeguard Scientifics, Inc. (“Safeguard” or the “Company”), dated October 1, 2020 (the “October 2020 Prior Agreement”), in order to reflect negotiated and mutually acceptable provisions pertaining to your continued employment with Safeguard.

Safeguard is pleased to confirm your continued full-time employment in the position of Chief Executive Officer at Safeguard on the terms and subject to the conditions set forth in this letter agreement. You will continue in your role as the Chief Executive Officer, reporting to Safeguard’s Board of Directors (“Board”), for a twelve-month term ending on December 31, 2022 (the “Term”). You will be required to dedicate substantially all of your professional time and efforts to your position with Safeguard. At the end of the Term, your employment may be extended upon mutual agreement.

This letter agreement constitutes the entire agreement between you and Safeguard and supersedes the October 2020 Prior Agreement, the prior employment offer letter dated March 30, 2020 by and between Safeguard and you (the “March 2020 Prior Agreement”) and the prior consulting agreement dated November 21, 2019 by and between Safeguard and you as managing member of SarniHaan Capital Partners LLC (the “Prior Consulting Agreement”), other than with respect to the confidentiality and indemnification provisions set forth in the October 2020 Prior Agreement, the March 2020 Prior Agreement, the Prior Consulting Agreement and the terms of the related confidentiality agreement dated October 2, 2019.

Salary. The annual base salary rate associated with this position is $500,000 (i.e., $41,666.67 per month) (the “Base Salary”) and will be paid on a semi-monthly basis.

Equity Grants. On or about January 15, 2022 (the “Grant Date”), you will receive a restricted stock grant of 60,000 shares of Safeguard’s common stock, which will vest on a monthly basis prior to the last business day of the month over the twelve-month Term in equal monthly installments beginning in January, 2022, subject to your continued employment or service to Safeguard (the “RS Grant”). In addition, on the Grant Date, you will also receive a performance-based restricted stock unit grant representing a right to receive an additional 80,000 shares of Safeguard’s common stock which will vest and become payable based on criteria outlined in the applicable award agreement, subject to your continued employment or service to Safeguard during the Term (the “Performance RSU Grant,” and, together with the RS Grant, the “Equity Grants”). In the event of a Change of Control (as defined in the 2014 Equity Compensation Plan (the “Plan”)) during the Term, all remaining unvested Equity Grants shall accelerate and become fully vested.

The Equity Grants will include dividend or dividend equivalent rights (as applicable) which will accrue and/or become payable to you when the underlying shares are vested or no longer subject to forfeiture, as applicable. Should any dividend be declared and paid with respect to the shares of the Company common stock during the period between (A) the Grant Date of the Equity Grant and (B) the date on which the Equity Grant is vested or no longer subject to forfeiture, as applicable, the Company shall credit to a dividend equivalent book account the value of such dividend that would have been paid if the Equity Grant at the time of the declaration of the dividend were outstanding shares of Company common stock not otherwise subject to vesting or forfeiture and pay to you such dividends if and when such Equity Grant is vested or no longer subject to forfeiture, as applicable.

The specific terms and conditions of the Equity Grants will be set forth further in the applicable award agreement evidencing the Equity Grants and will be subject to the terms of the Plan.

Expense Reimbursement. You will be entitled to reimbursement for all reasonable and necessary travel and business expenses in a timely manner according to the Company policy.

Benefits. You will continue to be eligible to participate in Safeguard’s health, dental, vision, disability, 401(k), and other benefit plans including fringe benefits generally available to Safeguard executive employees from time to time. And, you will continue to be entitled to accrue vacation at the annual rate of three weeks of vacation per calendar year.

Severance Benefits. In the event Safeguard terminates your employment without “Cause” (as defined below) or you resign for Good Reason (as defined below), Safeguard will provide you the following benefits that will be the only severance benefits or other payments in respect of your employment with Safeguard to which you will be entitled. Without limiting the generality of the foregoing, these benefits are in respect of all salary and other rights that you may have against Safeguard or its affiliates.

If you are terminated without Cause or resign for Good Reason:

●

You will be paid an amount equivalent to the remainder of your Base Salary that would have been paid to you during the Term, less applicable tax deductions and withholdings. This severance amount will be paid in a lump sum within 10 days of the termination date.

●

The Company will pay the cost of COBRA continuation coverage with respect to medical insurance, less such co-payment amount payable by you under the terms of the Company’s medical insurance program as in effect on the date of your termination, for the balance of the Term.

●	All remaining unvested shares of your Equity Grants shall accelerate and become fully vested as of the termination date.

All severance-related compensation and benefits described above will be contingent on your execution of a release, in form acceptable to Safeguard in its sole discretion, which is not subsequently rescinded, of all claims against Safeguard pursuant to Safeguard’s standard employee form. You will have 21 days following your termination of employment in which to consider the release although you may execute it sooner.

In this letter agreement, the term “Cause” means (a) your willful failure to abide by the reasonable work-related instructions and requests of the Board of Directors during your employment and/or your failure to adhere to any written Safeguard policy in effect from time to time if you have been given a reasonable opportunity to comply with such policy or cure your failure to comply (which reasonable opportunity must be granted during the 10-day period preceding termination of this letter agreement); (b) your appropriation (or attempted appropriation) of a material business opportunity of Safeguard, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Safeguard; (c) your misappropriation (or attempted misappropriation) of any of Safeguard’s funds or property; or (d) your conviction of, indictment for (or its procedural equivalent), or your entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

In this letter agreement, the term “Good Reason” shall mean the occurrence of one or more of the following, without your consent: (i) material diminution of your authority, duties or responsibilities; (ii) a diminution in your Base Salary; or (iii) any action or inaction that constitutes a material breach by Safeguard of a material provision of this letter agreement; provided, that you must provide written notice of termination for Good Reason to Safeguard within 30 days after the event constituting Good Reason first occurs, Safeguard shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason and if Safeguard does not correct the act or failure to act, you must terminate your employment for Good Reason within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.

Terms of Employment, Agreements. Subject to the terms of this letter agreement, you will be an employee-at-will and subject to the arrangements described in Safeguard’s employee handbook as modified from time to time. In addition, this offer is subject to your continued compliance with the various covenants designed to protect Safeguard’s confidential information and employee and customer relationships. These provisions are contained in the Confidentiality & Intellectual Property Assignment Agreement you previously executed.

Indemnification and D&O Insurance. Safeguard will indemnify you and hold you harmless in connection with your duties to the fullest extent provided by Safeguard’s bylaws and applicable law and will cover you under directors’ and officers’ liability insurance in accordance with its terms both during and, while potential liability exists, after the Term in the same amount and to the same extent as the Company covers its other officers and directors.

Miscellaneous. This letter agreement and the other agreements referred to herein contain the entire agreement between the parties hereto and supersede any and all prior agreements and understandings concerning your employment by Safeguard. This letter agreement shall not be altered or otherwise amended, except pursuant to an instrument in writing signed by each of the parties hereto. In the event that any provision of this letter agreement is determined to be partially or wholly invalid, illegal or unenforceable in any jurisdiction, then such provision shall, as to such jurisdiction, be modified or restricted to the extent necessary to make such provision valid, binding and enforceable, or if such provision cannot be modified or restricted, then such provision shall, as to such jurisdiction, be deemed to be excised from this letter agreement. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and Safeguard, and inure to the benefit of both you and Safeguard, and to your heirs, successors and assigns, except that the duties and responsibilities of you are of a personal nature and shall not be assignable or delegable in whole or in part by you. This letter agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts made and performed wholly therein without regard to rules governing conflicts of law.

Compliance with Section 409A of the Code.

Compliance. This letter agreement will be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment will be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this letter agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A of the Code, each payment made under this letter agreement will be treated as a separate payment and the right to a series of installment payments under this letter agreement is to be treated as a right to a series of separate payments. In no event will you, directly or indirectly, designate the calendar year of any payments to be made to you under this letter agreement. All reimbursements and in-kind benefits provided under this letter agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Payment Delay. Notwithstanding any provision in this letter agreement to the contrary, if at the time of your separation from service with Safeguard, Safeguard has securities which are publicly traded on an established securities market and you are a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this letter agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then Safeguard will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) that are not otherwise paid within the short-term deferral exception under Section 409A of the Code and are in excess of the lesser of two times your then-annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the code, until the first payroll date that occurs after the date that is six months following the your “separation from service” with Safeguard (as defined under Section 409A of the Code). If any payments are postponed due to such requirements, such postponed amounts will be paid in a lump sum to you on the first payroll date that occurs after the date that is six months following your “separation from service” with Safeguard. If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Section 409A of the Code will be paid to the personal representative of your estate within 60 days after the date of your death.

We trust you will continue to enjoy the challenges and opportunities of working in a dynamic environment, and look forward to a mutually rewarding association.  If these terms are agreeable, please signify your acceptance below. If there are any other questions, please do not hesitate to contact me.

Sincerely,

/s/ Robert J. Rosenthal

Robert J. Rosenthal

Agreed and accepted:	/s/ Eric Salzman	12/21/21
	Name: Eric Salzman	Date

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